STANDSTILL AND REGISTRATION AGREEMENT

     THIS STANDSTILL AND REGISTRATION AGREEMENT (this "Agreement") is made and entered into as of January 9, 2004, by and between INTERACTIVE GROUP, INC., a Delaware corporation (the "Company"), and TPR GROUP, INC., a Delaware corporation and principal stockholder of the Company ("Stockholder").

     A. The Company has entered into that certain Stock Purchase and Exchange Agreement dated December 10, 2003 (the "Exchange Agreement"), by and between the Company and Arrowhead Research Corporation, a California corporation ("Arrowhead Research"), which provides, among other things, for the acquisition by the Company of all of the outstanding securities of Arrowhead Research in exchange for the issuance by the Company of a control block of the Company's Common Stock. If the transactions contemplated by the Exchange Agreement are consummated, the former shareholders of Arrowhead Research would own approximately 88.9% of the shares of the Company's Common Stock then outstanding, and the current stockholders of the Company, including Stockholder, would retain approximately 11.1% of its then outstanding shares of Common Stock.

     B. Arrowhead Research was incorporated under the laws of the State of California on May 7, 2003, issuing to the founders thereof 3,000,000 shares of common stock and warrants to purchase an additional 3,000,000 shares of common stock at the price of $1.50 per share. In October 2003, Arrowhead Research completed a private placement in which it issued and sold, for an aggregate purchase price of $2,645,000, Units each consisting of one share of common stock and a warrant to purchase an additional share of common stock for the price of $1.50. Accordingly, a total of 5,645,000 shares of common stock and warrants to purchase a total of 5,645,000 shares of common stock, at $1.50 per share, are currently outstanding. Since its incorporation in May 2003, the business and activities of Arrowhead Research have been limited to organizational matters, preparation and completion of the private placement, and the development of an initial plan of proposed operations. Pursuant to its initial plan of proposed operations, Arrowhead Research has entered into arrangements with the California Institute of Technology, Pasadena, California ("CalTech"), and three individual professors on the faculty of CalTech, with respect to the financing of research projects in various aspects of nano technology development.

     C. As the holder of a large number of shares of the Company's Common Stock currently outstanding and to be issued in connection with certain transactions contemplated by the Exchange Agreement (collectively, the "Shares"), Stockholder will own a significant portion of the shares of the Company's Common Stock to be retained by the current stockholders of the Company immediately following the Closing under the Exchange Agreement. Among other conditions to the Closing thereunder, the Exchange Agreement specifies that Shareholder must have executed and delivered this Agreement, effective as of the Closing, pursuant to which Shareholder will agree to limit the number of shares of Common Stock which Stockholder will publicly sell or otherwise publicly dispose of following the Closing Date (as defined in the Exchange Agreement), in consideration of the grant to each by the Company of certain rights with respect to the registration by the Company of Shares held by Shareholder for resale under the Securities Act of 1933, as amended (the "Securities Act").


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     D.   In  consideration  of  the execution and delivery of this Agreement by
Stockholder, certain current shareholders of Arrowhead, or other one or more other designees of Arrowhead, have agreed to purchase from Stockholder, effective as of the date of the Closing under the Exchange Agreement, an aggregate of 100,000 of the shares of the Company's Common Stock owned by Stockholder immediately following such Closing, at the price of $1.00 per share.

     E. The Company and Stockholder deem it necessary and advisable and in the best interests of each and of the other current stockholders of the Company to enter into this Agreement, as a material inducement and consideration to Arrowhead to enter into and perform its obligations under the Exchange Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

     1. During the period commencing on the date of the Closing under the Exchange Agreement and ending one full year thereafter (the "One-Year Period"), Stockholder hereby agrees that, except as provided in Recital D above or with the prior written consent of the Company:

          (i) For the first 90 days of the One-Year Period, Stockholder will not publicly sell or otherwise publicly dispose of, directly or indirectly, any of the Shares owned by Stockholder, beneficially or of record; and

          (ii) During the remainder of the One-Year Period, Stockholder will not publicly sell or otherwise publicly dispose of, directly or indirectly, any of the Shares owned by Stockholder, beneficially or of record, in excess of 25,000 Shares in any given ninety day (90-day) period, whether pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act, the Registration Statement specified in Paragraph 3 below, or otherwise (the "Registration Statement").

          (iii) Notwithstanding anything to the contrary in subparagraph (ii) immediately above, in the event that the Registration Statement has not been filed by the Company with the Commission by the date specified in paragraph 1(a) of the Registration Rights Agreement referred to in Paragraph 3(a) hereof, or if the Registration Statement has not become effective under the Securities Act by the date specified in paragraph 1(c) of the Registration Rights Agreement, then, in either such event, the limitation of the number of Shares that can be publicly sold by Stockholder during any 90-day period for the remainder of the One-Year Period shall increase from 25,000 to 50,000 shares.

     2. In addition, Stockholder agrees that Stockholder will not sell or otherwise dispose of any Shares owned by him, beneficially or of record, in any private transaction unless the proposed transferee has provided to the Company an agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such transferee agrees to be bound by the same terms and conditions on subsequent sale or other disposition of the Shares to be acquired as are applicable to the Stockholder under Paragraph 2 above.


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     3.   The  Company  hereby grants to Stockholder certain rights with respect to the registration of the Shares for resale under the Securities Act on the following terms and subject to the following conditions:

          (a) As a further condition to the Closing thereunder, the Exchange Agreement provides that the Company shall execute and deliver a Registration Rights Agreement (in the form attached as Exhibit __ to the Exchange Agreement) pursuant to which the Company shall agree to prepare and file with the Commission, within 60 days following the date of the Closing under the Exchange Agreement, a registration statement for the purpose of registering for resale under the Securities Act shares of the Company's Common Stock and warrants issued in connection with the transactions contemplated by the Exchange Agreement. Each Shareholder shall be a party to the Registration Rights Agreement, and shall therefore be entitled to include among the shares covered by the registration statement filed by the Company pursuant to the Registration Rights Agreement such portion of the Shares as shall be specified in a written request given to the Company by one or more of the Shareholders within 30 days after the date of the Closing under the Exchange Agreement.

          (b) The Company shall bear all costs and expenses relating to or incurred by it in connection with any registration ("Registration Expenses") in which Stockholder participates pursuant hereto, including without limitation all registration and filing fees, printing expense, fees and disbursements of counsel and independent accountants for the Company and fees and expenses incident to compliance with state securities or "blue sky" laws, but specifically excluding any fees and disbursements of counsel, accountants or other professionals engaged by Stockholder. Stockholder shall be responsible for and bear any underwriters' discounts and commissions properly allocable to the Shares included in a registration statement at the request of Stockholder hereunder. Notwithstanding the foregoing, if the registration statement to be used in connection with any such registration is to include financial statements as of a date or period ending other than as of the end of a fiscal year of the Company, and such financial statements are audited either at the request of Stockholder, Stockholder shall bear and pay such portion of the fees of the Company's accountants that would not have been incurred if such audit request had not been made.

          (c) (i) The Company shall indemnify and hold Stockholder harmless, to the extent permitted by law, against any actions, losses, claims, damages, liabilities and expenses (including legal fees and other expenses reasonably incurred in the investigation and defense thereof) resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact in any registration statement, prospectus, offering circular or other document filed in connection with any such registration, and against any violation by the Company of the Securities Act or any state securities or "blue sky" law, or any rule or regulation under any of them, applicable to the Company is connection with such registration, unless and to the extent that any such actions, claims, losses, damages, liabilities or expenses arise out of or are based upon any of the written information specifically provided by the Shareholder for use in such registration statement, prospectus, offering circular or other document pursuant to subparagraph (ii) immediately below.


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               (ii) Stockholder shall furnish to the Company such information in writing regarding Stockholder as the Company reasonably requests for inclusion in the registration statement, prospectus, offering circular and other documents filed in connection therewith, and shall state that such information is provided specifically for use in the registration statement, prospectus, offering circular or other documents. Stockholder shall also furnish to the Company an undertaking satisfactory to the Company and each underwriter of the offering, if any, agreeing to indemnify and hold harmless, to the extent permitted by law, the Company, and its directors and officers, and each such underwriter, and each person who controls the Company or each such underwriter (within the meaning of the Securities Act), against any actions, losses, claims, damages, liabilities, and expenses (including legal and other expenses reasonably incurred in the investigation and defense thereof) resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any such documents or any supplement or amendment thereto, and against any violation by the Company of the Securities Act or any state securities or "blue sky" law, or any rule or regulation under any of them, applicable to the Company is connection with such registration, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in reliance on and in conformity with the written information furnished to the Company by Stockholder specifically for use in any such documents.

          4. (a) Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

               (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the heirs, personal representatives, successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

               (c) This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California. Should any provision of this Agreement be rendered void, invalid or unenforceable by any court for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other provisions of this Agreement.

               (d) All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

        If to the Company, to:                  InterActive Group, Inc.
                                                6359 Paseo del Lago
                                                Carlsbad, California  92009
                                                Attn: William J. Hanson


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        If to Stockholder, to:                  TPR Group, Inc.
                                                6359 Paseo del Lago
                                                Carlsbad, California  92009
                                                Attn: William J. Hanson

Any party hereto may change its address by written notice to the other party given in accordance with this subparagraph 4(d).

               (e) This Agreement, together with the Exchange Agreement, the Registration Rights Agreement, and the other exhibits attached thereto, contain the entire agreement between the parties and supersede all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

               (f) The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

               (g) In the event of any litigation between the parties hereto, the non-prevailing party(s) shall pay the reasonable expenses, including the attorneys' fees, of the prevailing party(s) in connection therewith.

               (h) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

        INTERACTIVE GROUP, INC.                       TPR GROUP, INC.


By:                                        By:
     -------------------------------            --------------------------------
                         , President                                 , President
     --------------------                       ---------------------

              The "Company"                           "Stockholder"


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